FIELDPOINT PETROLEUM REPORTS RESULTS FOR SECOND QUARTER 2017

AUSTIN, TX –August 14, 2017– FieldPoint Petroleum Corporation (NYSE American:FPP) today announced financial results for the second quarter ended June 30, 2017.

Phillip Roberson, President and CFO, said, "I am pleased to report this significant progress toward regaining full compliance with both our lender and the NYSE American listing requirements. This is due in great part to the previously announced sale of non-core assets in New Mexico, but also aided by our improved operating performance. We plan to continue with the current strategy, and expect to meet our objectives by early November."

Q2 2017 Financial Highlights Compared to Q2 2016

•Total Revenues increased to $899,691 from $780,580;

•Net Income increased to $1,747,186 from a Net Loss of ($587,433); and

•Net Income per share increased, basic to $0.16 from a Net Loss of ($0.07).

Mr. Roberson added, "The energy market is showing signs of improvement, and our cost containment strategies are working. I want to thank all of our loyal shareholders who have supported us through this difficult time. And, once again, I want to express our appreciation to CitiBank and NYSE Issuer Regulation for their support and cooperation."

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Phillip Roberson, President/CFO (512) 579-3563 or proberson@fppcorp.com

  Or Roger Bryant, Executive Chairman (214) 215-9130

  Corporate Headquarters:  609 Castle Ridge Rd, Ste 335, Austin, TX 78746